Exhibit C

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (No. 333-237583) on Form N-2 of Eagle Point Income Company Inc. of our report dated February 17, 2022, with respect to the financial statements, the financial highlights and the accompanying supplemental information, which appear in this Form N-CSR.

New York, New York

February 10, 2023